Exhibit 8(2)




                             KELLER & COMPANY, INC.
                       FINANCIAL INSTITUTIONS CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                               (614) 766-1459 FAX

September ___, 2001

The Board of Directors
The Michigan City Savings and Loan Association
2000 Franklin Street
Michigan City, Indiana   46360-4599

     Re: Subscription Rights - Conversion of Michigan City Savings and Loan Association

Gentlemen:

The purpose of this letter is to provide an opinion of the value of the subscription rights of the "to be issued" common stock of City Savings Financial Corporation (the "Corporation"), Michigan City, Indiana, in regard to the conversion of The Michigan City Savings and Loan Association ("Michigan City" or the "Association") from an Indiana mutual savings association to an Indiana stock savings association.

Because the Subscription Rights to purchase shares of Common Stock in the Corporation, which are to be issued to the depositors of Michigan City, and the other members of the Association and will be acquired by such recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in a Direct Community Offering, we are of the opinion that:

          (1) The Subscription Rights will have no ascertainable fair market value, and;

          (2) The price at which the Subscription Rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise.

Further, it is our opinion that the Subscription Rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community offering takes place.

Sincerely,

KELLER & COMPANY, INC.



/s/ John A. Shaffer
---------------------
John A. Shaffer
Vice President